PROSPECTUS SUPPLEMENT NO. 11	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated April 17, 2014	Registration No. 333-186039

PROSPECTUS

17,793,802 Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated April 17, 2014 (the “Prospectus”), relating to the offer and sale by the selling security holders identified in the Prospectus of up to 17,793,802 shares of common stock of Ireland Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on January 26, 2015.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated April 17, 2014. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated April 17, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement No. 11 is Dated January 26, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 22, 2014
Date of Report (Date of earliest event reported)

IRELAND INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50033	91-2147049
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

2360 West Horizon Ridge Parkway, Suite 100
Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 932-0353
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

Extension to Options Granted to Independent Director

Effective December 22, 2014, the Board of Directors of Ireland Inc. (the “Company”) extended the expiration date of certain non-qualified stock options granted to Mark H. Brennan, an independent director of the Company, to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $0.48 per share (the “Extended Options”). The Extended Options were originally set to expire on December 30, 2014 and have been extended to June 29, 2015. The Extended Options were granted to Mr. Brennan pursuant to the provisions of the Company’s 2007 Stock Incentive Plan.

An amendment to Mr. Brennan’s stock option agreement is attached as an exhibit to this Current Report on Form 8-K.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Amendment No. 1 to Director Non-Qualified Stock Option Agreement between the Company and Mark H. Brennan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRELAND INC.
Date: January 26, 2015
	By:	/s/ Douglas D.G. Birnie

		Name:	Douglas D.G. Birnie
		Title:	Chief Executive Officer

AMENDMENT NO. 1 TO
DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AMENDMENT AGREEMENT (this “Agreement”) is made between IRELAND INC., a Nevada corporation (hereinafter referred to as the "Company"), and MARK H. BRENNAN of #1 Isleworth Drive, Henderson, NV 89052 (hereinafter referred to as the “Optionee”), a director of the Company, effective as of the 22nd day of December, 2014.

WHEREAS the Company and the Optionee are parties to that Director Non-Qualified Stock Option Agreement dated effective as of August 11, 2009 (the “2009 Option Agreement”) relating to the grant by the Company to the Optionee of non-qualified options (the “2009 Brennan Options”) to purchase up to 250,000 shares of the Company’s common stock pursuant to the provisions of the Company’s 2007 Stock Incentive Plan (the “2007 Plan”), vesting and expiring as follows:

Number of Options to Vest	Vesting Date	Expiration Date
50,000	August 11, 2009	August 10, 2014
50,000	December 31, 2009	December 30, 2014
50,000	June 30, 2010	June 29, 2015
50,000	December 31, 2010	December 30, 2015
50,000	June 30, 2011	June 29, 2016
250,000	Total Options Granted

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.      The 2009 Brennan Options that vested on August 11, 2009, having expired prior to the date of this Agreement, are confirmed as having expired and are no longer exercisable.

2.      The 2009 Option Agreement be amended by extending the expiration date for those 2009 Brennan Options that vested on December 31, 2009, and were scheduled to expire on December 30, 2014, to June 29, 2015.

3.      Except as modified by this Agreement, the 2009 Option Agreement remains in full force and effect in accordance with its terms, and is hereby ratified and confirmed in all respect by the Company and the Optionee.

4.      This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterpart have been signed by each party hereto and delivered to the other parties

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

IRELAND INC.
by its authorized signatory:	/s/ Mark H. Brennan
MARK H. BRENNAN (OPTIONEE)
/s/ Douglas D.G. Birnie
DOUGLAS D.G. BIRNIE, PRESIDENT
Amend No 1 to 2009 Brennan Option Agreement